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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Engage Technologies, Inc.:


We consent to incorporation by reference in the registration statement No. 333-83245 on Form S-8 of Engage Technologies, Inc., of our report dated September 10, 1999, except for note 17, which is as of September 23, 1999, relating to the consolidated balance sheets of Engage Technologies, Inc. as of July 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 1999, and our report dated September 10, 1999 relating to the consolidated financial statement schedule, which reports appear in the July 31, 1999 annual report on Form 10-K of Engage Technologies, Inc.



                                              KPMG LLP

Boston, Massachusetts
October 29, 1999